Exhibit (j)(5)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to us in this Post-Effective Amendment No. 59 to the Registration Statement under the Securities Act, and Amendment No. 60 to the Registration Statement under the Investment Company Act of 1940, as amended, on Form N-1A (Registration Nos. 33-72424 and 811-8194, respectively) of Financial Investors Trust (the “Trust”), under the headings “Disclosure of Portfolio Holdings” and “Other Information About the Funds - Independent Registered Public Accounting Firm” in the Statement of Additional Information, which is part of such Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado

July 28, 2010